UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 5, 2026

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850

Dallas, Texas 75201

(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, on June 27, 2023, Beneficient, a Nevada corporation (the “Company”), entered into a Standby Equity Purchase Agreement (the “SEPA”) with YA II PN, Ltd. (“Yorkville”), whereby the Company had the right, but not the obligation, to sell to Yorkville up to $250.0 million of Class A common stock, par value $0.001 per share (the “Class A common stock”), at the Company’s request any time during the commitment period commencing on June 27, 2023 and terminating on the 36-month anniversary of such date.

On June 26, 2026, the Company entered into an amended and restated SEPA (such agreement, the “A&R SEPA”), which provides that (i) the Company has the right, but not the obligation, to sell to Yorkville up to $100.0 million of Class A common stock on the terms and conditions set forth therein and (ii) Yorkville will advance to the Company the principal amount of $4.0 million evidenced by promissory notes convertible into shares of Class A common stock (each, a “Promissory Note” and together, the “Promissory Notes”). On June 30, 2026, the Company issued a Promissory Note to Yorkville in the aggregate principal amount of $2.0 million, subject to an original issue discount of 5%, which resulted in gross proceeds to the Company of approximately $1.8 million (such issuance, the “First Closing”), which was received on July 1, 2026.

Additionally, on August 5, 2026, the Company issued a second Promissory Note to Yorkville in the aggregate principal amount of $2.0 million, subject to an original issue discount of 5%, which resulted in gross proceeds to the Company of approximately $1.8 million, which was received on August 5, 2026.

The Promissory Notes will mature on June 30, 2027 (the “Maturity Date”). The Promissory Notes bear interest at 5.0% per annum, subject to a potential increase to 18.0% per annum (or the maximum amount permitted by applicable law) upon the occurrence of an Event of Default (as defined in the Promissory Notes), for so long as such Event of Default remains uncured.

The Promissory Notes are convertible at the option of the holder into Class A common stock equal to the applicable Conversion Amount (as defined below) divided by the Conversion Price. The “Conversion Price” means, as of any conversion, the lower of (a) $5.6064, which such price was 150% of the VWAP reported by Bloomberg on the trading day immediately prior to the date of the First Closing, or (b) 92.0% of the lowest daily VWAP of the Class A common stock during the five trading days immediately prior to such conversion. The “Floor Price” (solely with respect to the variable component of the Conversion Price) is $0.89 per share of Class A common stock, subject to the Company’s right to further reduce the Floor Price upon written notice to Yorkville. The Promissory Notes may be converted in whole or in part, at any time and from time to time, subject to the Exchange Cap (as defined in the A&R SEPA). Notwithstanding the Exchange Cap and assuming interest at 5% through the Maturity Date, the maximum number of shares issuable upon conversion of the Promissory Notes is 4,719,101. The Conversion Amount with respect to any requested conversion will equal the principal amount requested to be converted plus all accrued and unpaid interest on the Promissory Notes as of such conversion (the “Conversion Amount”). In addition, no conversion will be permitted to the extent that, after giving effect to such conversion, the holder together with certain related parties would beneficially own in excess of 4.99% of the Class A common stock outstanding immediately after giving effect to such conversion, subject to certain adjustments.

The material terms of the A&R SEPA and the Promissory Notes were described under Item 9B of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2026, which description is incorporated herein by reference.

The foregoing descriptions of the A&R SEPA and the form of Promissory Note do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, which are incorporated by reference as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1*	Standby Equity Purchase Agreement by and between Beneficient and YA II PN, Ltd., dated June 26, 2026 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 7, 2026).
10.2	Form of Promissory Note (incorporated by reference to Exhibit 4.12 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 30, 2026).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).
*

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish to the Securities and Exchange Commission a copy of any omitted schedule or exhibit upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer

Dated:	August 11, 2026